Exhibit 11

HUGHES COMMUNICATIONS, INC.

STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

In accordance with the Financial Accounting Standards Board Accounting Standards Codification 260, “Earnings per Share,” the computations of per share amounts included in the accompanying financial statements exclude the effects of dilutive securities in periods when a loss from continuing operations exists or when their inclusion would be anti-dilutive. The tables below are prepared in accordance with Rule 601(b)(11) of Regulation S-K of the Securities and Exchange Act of 1934, as amended.

The following table is a reconciliation of basic and diluted earnings per share (dollars in thousands, except per share amounts):

	Year Ended December 31,
	2010	2009	2008
Income (loss):
Net income (loss) attributable to HCI stockholders	$22,787	$(52,693)	$9,018
Shares:
Basic weighted average common shares outstanding	21,606,162	21,393,151	20,317,155
Effect of dilutive securities:
Restricted stock units	11,615	-	51,070
Restricted stock awards	120,714	-	201,829
Options to purchase common stock	322,211	-	63,779
HNS Bonus Unit Plan	31,803	-	-
HNS Class B Unit Plan	645,702	-	-

Diluted weighted average common shares outstanding	22,738,207	21,393,151	20,633,833

Earnings (loss) per share:
Basic	$1.05	$(2.46)	$0.44
Diluted	$1.00	$(2.46)	$0.44